CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-109413) of PhytoMedical Technologies, Inc. and Subsidiaries (the "Company") of our report dated March 28, 2011, on our audits of the consolidated balance sheets of PhytoMedical Technologies, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended.

Our report, dated March 28, 2011, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has not generated any revenues, has an accumulated deficit of $24,112,661 as of December 31, 2010, and does not have positive cash flows from operating activities.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 28, 2011